EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Neose Technologies, Inc.:
We consent to the use of our reports dated March 16, 2007, with respect to the balance sheets of Neose Technologies, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Neose Technologies, Inc. incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 16, 2007 on the financial statements refers to the Company’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.
/s/ KPMG LLP
Philadelphia, Pennsylvania
April 2, 2007